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                                                                     EXHIBIT 8.2

                  [MORRIS, MANNING & MARTIN, LLP LETTERHEAD]

                                                 January 10, 2000

nFront, Inc.
520 Guthridge Court, N.W.
Norcross, GA  30092

Ladies and Gentlemen:

     We have acted as counsel to nFront, Inc. ("nFront"), a Georgia corporation, in connection with the proposed merger (the "Merger") of Black Transitory Corporation ("Merger Sub"), a Georgia corporation and a direct wholly-owned transitory merger subsidiary of Digital Insight Corporation ("Digital Insight"), a Delaware corporation, with and into nFront pursuant to an Agreement and Plan of Merger and Reorganization dated as of November 21, 1999, as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated as of January 6, 2000 (the "Merger Agreement"). The Merger is described in the Registration Statement of Digital Insight on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the joint proxy statement and prospectus of nFront and Digital Insight (the "Proxy Statement/Prospectus").

     In that connection, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and as contemplated by the Proxy Statement/Prospectus and (ii) the truth and accuracy, on the date of the Merger Agreement and on the date hereof, of the representations and warranties made by nFront, Digital Insight and Merger Sub in the Merger Agreement.

     Based upon and subject to the foregoing, in our opinion, the discussion contained in the Registration Statements under the caption "Material United States Federal Income Tax Considerations of the nFront Merger," subject to the limitations and qualifications described therein, set forth the material United States federal income tax considerations generally applicable to the Merger. Because this opinion is being delivered prior to the effective time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the federal income tax consequences of the Merger or that contrary positions may not be asserted by the Internal Revenue Service.

     This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or
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nFront, Inc.
January 10, 2000
Page 2


difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

     We hereby consent to the use of our name under the caption "Material United States Federal Income Tax Considerations of the Merger" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,

                                           MORRIS, MANNING & MARTIN, LLP



                                           By: /s/ Morris, Manning & Martin, LLP

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